Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting a part of this Registration Statement of the report of Edwards Sauer & Owens, P.C. dated February 21, 2007, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of IBT Bancorp, Inc.’s internal control over financial reporting appearing in IBT Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006.

We also consent to the reference to us under the caption “Experts” in the Proxy Statement/Prospectus.

/s/ Beard Miller Company LLP

Beard Miller Company LLP

Pittsburgh, Pennsylvania

January 31, 2008

Beard Miller Company LLP | Certified Public Accountants and Consultants

500 Warner Center | 332 Fifth Avenue | Pittsburgh, PA 15222
p: 412.281.604 | f: 412.281.2407 | www.bmcvision.com